Exhibit 10.1

SEPARATION AGREEMENT, GENERAL RELEASE OF ALL CLAIMS

AND COVENANT NOT TO SUE

THIS AGREEMENT (the “Agreement”) is entered into as of the Effective Date, as defined in Section 9 hereof, by and between FARO TECHNOLOGIES, INC., a Florida corporation (the “Company”) and David Morse (“Employee”).

In consideration of the payments, covenants and releases described below, and in consideration of other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, the Company and Employee agree as follows:

1. Termination of Employment.

Employee’s employment with the Company terminated effective January 4, 2013 (the “Termination Date”). Both parties agree that Employee’s employment with the Company was terminated for a reason other than for cause and any communications by either party related to such termination of employment shall be consistent therewith. Employee acknowledges and agrees that he has been paid all wages and accrued benefits through the date of execution of this Agreement. The parties agree that the Company owes no additional amounts to Employee for wages, back pay, severance pay, bonuses, damages, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason. This Agreement is intended to and does settle and resolve all claims of any nature that Employee might have against the Company arising out of their employment relationship or the termination of employment or relating to any other matter. Employee acknowledges that he has received proper notification of his insurance continuation rights under COBRA and/or any similar statute.

2. Severance Benefits.

In consideration of Employee’s promises and the Release of All Claims and Potential Claims and Covenant Not To Sue contained in this Agreement,

(i) the Company will pay to Employee Two Hundred Forty-Eight Thousand and Four Hundred Dollars ($248,400.00), less withholding for taxes and other similar items, which is approximately equivalent to one (1) year of his base salary at Employee’s final regular base pay rate, payable during the 12-month period following the Termination Date (the “Severance Period”) in approximately equal bi-monthly installments in accordance with the Company’s general payroll practices as in effect from time to time, beginning with the first regular payroll that is at least ten (10) days following the Company’s timely receipt of the signed original of this Agreement executed by Employee;

(ii) the Company shall pay to Employee, on the normal payment date for the 2012 bonus payments, Twenty Nine Thousand and Eight Hundred and Eight Dollars ($29,808.00), less withholding for taxes and other similar items, as payment of his fiscal year 2012 annual bonus based on actual performance through the end of the performance period. For the avoidance of doubt, Employee shall not be entitled to receive any annual bonus for fiscal year 2013; and

(iii) if Employee timely elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which Employee or Employee’s eligible dependents would be entitled under COBRA, then during the Severance Period, the Company shall pay, on a monthly basis, the excess of (A) the COBRA cost of such coverage over (B) the amount that Employee would have had to pay for such coverage if he had remained employed during the Severance Period and paid the active employee rate for such coverage; provided, however, that if Employee becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Employee’s spouse), the Company’s obligation to pay any portion of the cost of COBRA coverage as described herein shall cease,

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except as otherwise provided by law; and provided, further, that the Severance Period shall run concurrently with any period for which Employee is eligible to elect health coverage under COBRA. Employee shall provide written notice to the Company within five (5) days of becoming eligible for group health benefits under a program of a subsequent employer or otherwise (including coverage available to Employee’s spouse).

Employee agrees that the Company’s failure to make timely payment of any amount due pursuant to this Section 2 shall not constitute a default or breach unless and until the Company has failed to tender payment within ten (10) business days after receiving written notice from Employee that he has not received timely payment.

Employee and the Company acknowledge and agree that these agreements, terms and amounts have been negotiated and agreed upon voluntarily by both parties and represent a compromise providing value to both parties. The parties also acknowledge and agree that these agreements and amounts exceed any and all actions, pay, and benefits that the Company might otherwise have owed to Employee by contract or law and that they constitute good, valuable, and sufficient consideration for Employee’s release and agreements herein.

3. Stock Options; Restricted Stock Units.

(i) In consideration of Employee’s promises and the Release of All Claims and Potential Claims and Covenant Not To Sue contained in this Agreement, as of the Effective Date (as defined in Section 9 hereof),

(a) the following unvested options to purchase common stock of the Company shall become vested and exercisable: 2,781 options with an exercise price of $24.30 that were originally scheduled to vest on March 1, 2013, 2,922 options with an exercise price of $35.90 that were originally schedule to vest on February 25, 2013, and 2,022 options with an exercise price of $57.01 that were originally scheduled to vest on February 25, 2013; and

(b) the following unvested restricted stock units shall become vested: 354 restricted stock units that were originally scheduled to vest on March 1, 2013, 384 restricted stock units that were originally schedule to vest on February 25, 2013, and 600 restricted stock units that were originally scheduled to vest on February 25, 2013.

(ii) Employee holds 13,426 vested options to purchase common stock of the Company (the “Vested Options”), which includes the options that became vested pursuant to subsection (i) of this Section 3 and 6,966 unvested options to purchase common stock of the Company (the “Unvested Options”). The Company and Employee agree that (i) if not earlier exercised, the Vested Options shall lapse on April 4, 2013, at 5:00 p.m., Eastern Standard Time, and Employee shall cease to have any rights with respect to the Vested Options and shall not be entitled to receive any payment with respect thereto as of such date, and (ii) the Unvested Options shall lapse immediately upon the Termination Date, and Employee shall cease to have any rights with respect to the Unvested Options and shall not be entitled to receive any payment with respect thereto as of the Termination Date.

(iii) Employee holds 1,586 unvested restricted stock units (the “Unvested RSUs”), which contemplates the restricted stock units that became vested pursuant to subsection (i) of this Section 3. The Company and Employee agree that the Unvested RSUs will lapse immediately upon the Termination Date, and Employee shall cease to have any rights with respect to the Unvested RSUs and shall not be entitled to receive any payment with respect thereto as of the Termination Date.

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4. Change in Control Severance Policy.

For the avoidance of doubt, the parties agree that Employee is not and shall not be entitled to any benefits under the Company’s Change in Control Severance Policy.

5. Restrictive Covenants.

(i) Acknowledgements.

(a) Knowledge of Confidential Information. Employee acknowledges and agrees that, during his employment with the Company, he was provided and entrusted with Confidential Information (as that term is defined below), including highly confidential customer information that is subject to extensive measures to maintain its secrecy within the Company, is not known in the trade or disclosed to the public, and would materially harm the Company’s legitimate business interests if it was disclosed or used in violation of this Agreement.

(b) Valuable Customer and Employee Relationships. Employee acknowledges and agrees that the Company’s relationships and good will with its current and prospective customers and its employees are critical to the Company’s long-term success.

(c) Potential Unfair Competition. Employee acknowledges and agrees that as a result of his employment with the Company, his knowledge of and access to Confidential Information, and his relationships with the Company’s customers and employees, Employee would have an unfair competitive advantage if Employee were to engage in activities in violation of this Agreement.

(d) No Undue Hardship. Employee acknowledges and agrees that Employee possesses marketable skills and abilities that will enable Employee to find suitable employment without violating the covenants set forth in this Agreement.

(ii) Definitions. The following capitalized terms used in this Section shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms. Nothing in any of the following definitions shall limit any definition or protection available under applicable federal, state, or local law.

(a) “Competitive Services” means the business of designing, developing, manufacturing, marketing and supporting computer-aided coordinate measurement and imaging devices and software used in a broad range of manufacturing and industrial, building construction and forensic applications, including, without limitation, portable, software-driven, 3-D measurement and imaging systems.

(b) “Confidential Information” means any and all data and information relating to the Company, its activities, business, or clients that (i) was disclosed to Employee or of which Employee became aware as a consequence of his employment with the Company; (ii) has value to the Company; and (iii) is not generally known by competitors of the Company. “Confidential Information” shall include, but is not limited to, trade secrets (as defined by the Florida Trade Secrets Act), methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and other similar information. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

(c) “Material Contact” means contact or a relationship between Employee and a customer or potential customer of the Company (i) with whom or which Employee had dealings on behalf of the Company; (ii) whose dealings with the Company were coordinated or supervised by Employee; (iii)

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about whom Employee obtained Confidential Information in the ordinary course of business as a result of his employment with the Company; or (iv) who receives products or services of the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Employee, in each case within the two (2) years prior to Employee’s Termination Date.

(d) “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association, or other entity or enterprise.

(e) “Principal or Representative” means a principal, owner, partner, shareholder, equity holder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative, or consultant.

(f) “Prohibited Competitor” means any of the following Persons and their affiliated entities through which they conduct business: Hexagon Metrology, Inc., Perceptron Inc., Automated Precision Inc., GOM mbH, Steinbichler Vision Systems, Inc., Creaform Inc., InnovMetric Software Inc., and 3D Systems Corporation.

(g) “Protected Customer” means any Person to whom the Company has sold its products or services or actively solicited to sell its products or services, and with whom Employee has had Material Contact for the purpose of providing or selling Competitive Services.

(h) “Restricted Period” means a period of one (1) year from Employee’s Termination Date.

(i) “Restrictive Covenants” means the covenants contained in this Section 5 of this Agreement.

(iii) Noncompetition.

(a) Employee hereby agrees that, during the Restricted Period, he will not, without prior written consent of the Company, directly or indirectly, carry on or engage in Competitive Services on behalf of any Prohibited Competitor.

(b) The parties agree that this Agreement shall not prevent the ownership by Employee of any securities of the Company or its affiliated entities or not more than one percent (1%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934.

(iv) Non-Solicitation of Protected Customers. Employee agrees that, during the Restricted Period, he shall not, without the prior written consent of the Company, directly or indirectly, on his own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services.

(v) Non-Recruitment of Employees. Employee agrees that, during the Restricted Period, he shall not, directly or indirectly, whether on his own behalf or as a Principal or Representative of any Person, solicit or induce or attempt to solicit or induce any employee of the Company to terminate his or her employment relationship with the Company or to enter into employment with the Employee or any other Person.

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(vi) Restriction on Disclosure and Use of Confidential Information. Employee agrees that, for a period of five (5) years following the Termination Date, he shall not, directly or indirectly, reveal, divulge, use, or disclose to any Person not expressly authorized by the Company any Confidential Information. Employee further agrees that he shall fully cooperate with the Company in maintaining the confidential nature of the Confidential Information to the extent permitted by law. The Company shall reimburse Employee for any reasonable expenses incurred in maintaining the confidential nature of the Confidential Information, so long as such expenses are approved in advance by the Company. Any such reimbursable expenses shall be paid by the Company to Employee within thirty (30) days of receipt by the Company of appropriate documentation therefor, but not later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred. The expenses paid by the Company during any taxable year of Employee will not affect the expenses paid by the Company to Employee in another taxable year. Employee’s right to reimbursement of such expenses is not subject to liquidation or exchange for another benefit. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Employee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

Anything herein to the contrary notwithstanding, Employee shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Employee shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Employee.

(vii) Enforcement of Restrictive Covenants.

(a) Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that in the event Employee breaches, or threatens to breach, any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage, to enjoin, preliminarily and permanently, Employee from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Employee understands and agrees that if he violates any of the obligations set forth in the Restrictive Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Employee understands and agrees that the Company will be entitled, in addition to any other remedy, to recover from Employee its reasonable costs and attorneys’ fees incurred in enforcing such covenants.

(b) Severability and Modification of Covenants. Employee acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any portion of any of the Restrictive Covenants is found to be invalid or unenforceable because its duration, geographic territory, scope of activities, information covered, or other similar restriction is considered to be unreasonable in scope, the invalid or unenforceable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Employee in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforced to the fullest extent permitted by law.

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6. General Release Of All Claims And Potential Claims Against Employer and Covenant Not To Sue.

In consideration of the payments made to him by the Company and the promises contained in this Agreement, Employee on behalf of himself and his agents and successors in interest, hereby UNCONDITIONALLY RELEASES AND DISCHARGES the Company, its successors, subsidiaries, parent companies, assigns, joint ventures, and affiliated companies and their respective agents, legal representatives, shareholders, attorneys, employees, members, managers, officers and directors (the “Releasees”) from ALL CLAIMS, LIABILITIES, DEMANDS AND CAUSES OF ACTION, as well as all contractual obligations not expressly set forth in this Agreement, whether known or unknown, fixed or contingent, that he may have or claim to have against any Releasee for any reason as of the date of execution of this Agreement. Except to the extent that applicable law requires that Employee be allowed to file an EEOC Charge or other charge, Employee further hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge to assert any claim based on facts or agreements that occurred prior to, or that exist as of, the time he executes this Agreement against any of the Releasees. This Release and Covenant Not To Sue includes, but is not limited to, claims arising under federal, state or local laws prohibiting employment discrimination, claims arising under severance plans and contracts, and claims growing out of any legal restrictions on the Company’s rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law. Employee specifically acknowledges and agrees that he is releasing any and all rights under federal, state and local employment laws including without limitation the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, 29 U.S.C. § 621, et seq., the Civil Rights Act of 1964 (“Title VII”), as amended (including amendments made through the Civil Rights Act of 1991), 42 U.S.C. § 2000e, et seq., 42 U.S.C. § 1981, as amended, the Americans With Disabilities Act (“ADA”), as amended, 42 U.S.C. § 12101 et seq., the Rehabilitation Act of 1973, as amended, as amended, 29 U.S.C. § 701, et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. § 301 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act of 1993 (“FMLA”), as amended, 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act (“FLSA”), as amended, 29 U.S.C. § 201 et seq., the Employee Polygraph Protection Act of 1988, 29 U.S.C. § 2001, et seq., all other state and federal code sections and legal principles and the state and federal worker’s compensation laws, in accordance with applicable law. Employee further agrees that if anyone (including, but not limited to, Employee, the Equal Employment Opportunity Commission or any other government agency or similar such body) makes a claim or undertakes an investigation involving Employee in any way, Employee waives any and all right and claim to financial recovery resulting from such claim or investigation. Employee also waives any right to employment with the Company or any parent or subsidiary company of the Company and agrees that any denial of employment by the Company or any parent or subsidiary company of the Company is in keeping with the intent of this Agreement and shall not be a legitimate basis for a cause of action by Employee. Employee warrants that he has no claim, allegation, complaint or charge of any kind pending in any forum against the Company or any of the Releasees as of the date of execution of this Agreement.

Nothing in this Agreement shall be construed as releasing (i) any rights that Employee may have pertaining to advancement and/or indemnification pursuant to applicable law and the Company’s Articles of Incorporation, as amended and/or Amended and Restated Bylaws, subject to the terms and conditions thereof; or (ii) any rights that Employee may have regarding coverage or reimbursement under any applicable directors and officers liability insurance policy, subject to the terms and conditions thereof.

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7. Acknowledgment.

The Company hereby advises Employee to consult with an attorney prior to executing this Agreement and Employee acknowledges and agrees that the Company has advised, and hereby does advise, him of his opportunity to consult an attorney or other advisor and has not in any way discouraged him from doing so. Employee expressly acknowledges and agrees that he has read this Agreement and Release carefully, that he has had sufficient time and opportunity to consult with an attorney or other advisor of his choosing concerning his execution of this Agreement. Employee acknowledges and agrees that he fully understands that the Agreement is final and binding, that it contains a full release of all claims and potential claims, and that the only promises or representations he has relied upon in signing this Agreement are those specifically contained in the Agreement itself. Employee acknowledges and agrees that he is signing this Agreement voluntarily, with the full intent of releasing the Company from all claims.

8. Return of Materials.

In further consideration of the promises and payments made by the Company hereunder, Employee agrees to return immediately, and before receiving payment under this Agreement, all documents, confidential information, other information, materials, equipment (including, but not limited to, cell phones, pages, laptops, computers, or other personal computing devices) and other things in his possession or control provided to him by the Company, created during his employment with the Company or otherwise relating to or belonging to the Company, without retaining or providing to anyone else copies, summaries, excerpts, portions or other representations thereof.

9. Effective Date and Revocation.

This Agreement shall become effective and enforceable as of the date Employee executes this Agreement (the “Effective Date”). Employee agrees that if he ever attempts to rescind, revoke or annul this Agreement or if he attempts at any time to make, assert or prosecute any claim(s), covered by the Release and Covenant Not To Sue contained in Section 6 above, he will first return to the Company any and all payments already received by him under this Agreement, plus interest at the highest legal rate, and, he will pay the Company’s attorneys’ fees and costs incurred in defending itself against the claim(s) and/or the attempted revocation, rescission or annulment.

10. Confidentiality Agreement.

Employee and the Company acknowledge that the terms of this Agreement must be kept confidential. Accordingly, Employee agrees not to disclose or publish, verbally, in writing or otherwise, to any person or entity, except his spouse, his legal and tax advisors, and as required by law, any of the details leading up to the making of this Agreement, the terms and conditions or sums being paid in connection with this Agreement, or whether the terms of the Agreement are satisfactory in his opinion. Additionally, Employee agrees not to disclose or publish, verbally, in writing or otherwise, to any person or entity, except his spouse and as required by law, any information relating to his separation from employment.

11. Severability.

If any provision or covenant, or any part thereof, of this Agreement, except Employee’s General Release and Covenant Not To Sue set forth in Section 6 of this Agreement, should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants of this Agreement, all of which shall remain in full force and effect. If the General Release and Covenant Not To Sue is found to be unenforceable, this Agreement shall be null and void and all consideration originally paid shall be returned by Employee to the Company.

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12. Final Agreement.

The parties agree that this document was negotiated and is their entire Agreement regarding separation from employment and Employee’s release of claims and supersedes all prior agreements. The parties agree that neither party shall be considered the drafter for the purpose of construing any ambiguity or disagreement. The parties agree that this Agreement may not be modified except by a written document signed by both parties.

13. Governing Law and Forum Selection.

This Agreement shall be governed by and construed in accordance with the laws of the state of Florida, except the choice of law provisions thereof. Either party may sue the other to enforce this Agreement. Employee agrees that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be filed only in the state or federal courts of the State of Florida. With respect to any such court action, Employee hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state and federal courts of the State of Florida are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

The parties hereby signify their agreement to these terms by their signatures below.

I have read this Separation Agreement General Release of all Claims and Covenant Not To Sue. I understand all of its terms and I agree to those terms.

EMPLOYEE /s/ David Morse David Morse	FARO TECHNOLOGIES, INC. /s/ Jay W. Freeland
By: Jay W. Freeland
Title President and CEO

DATE: 2/4/13	DATE: 8-Feb.-13

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